                                                                     EXHIBIT 12
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Pro-Fac Cooperative, Inc.
(Dollars in Thousands
                                                                             Fiscal Year Ended
                                                         ------------------------------------------------------
                                                         June 28,    June 26,    June 26,   June 25,    June 24,
                                                           1991        1992        1993       1994        1995
                                                         --------    --------    --------   --------    ------

Computation Of Ratio Of Earnings To
Fixed Charges and Preferred Dividends

Income/(loss) before taxes, dividends
   and allocation of net proceeds
     from current operations                             $ 8,323     $12,754     $(17,498)  $23,698     $22,525
Deduct - Equity in undistributed
   earnings of CoBank                                       (747)     (1,129)      (1,486)   (1,541)     (1,288)
                                                         -------     -------     --------   -------     -------
                                                           7,576      11,625      (18,984)   22,157      21,237
                                                         -------     -------     --------   -------     -------
Fixed charges:
   Interest expense                                       20,302      17,179       13,753    11,587      29,035
   Rentals (A)                                                --          --           --        --         800
                                                         -------     -------     --------   -------     -------
   Total fixed charges                                    20,302      17,179       13,753    11,587      29,835
                                                         -------     -------     --------   -------     -------

Adjusted earning/(loss) before fixed charges             $27,878     $28,804     $ (5,231)  $33,744     $51,072
                                                         =======     =======     ========   =======     =======
Preferred dividends                                      $ 3,573     $ 3,837     $  3,893   $ 3,717     $ 4,348
Add - Adjustment to reflect preferred dividends
   on a pretax basis(1)                                       --          --           --        --          --
                                                         -------     -------     --------   -------     -------
Preferred dividends on a pretax basis                      3,573       3,837        3,893     3,717       4,348
Fixed charges                                             20,302      17,179       13,753    11,518      29,835
                                                         -------     -------     --------   -------     -------
           Total                                         $23,875     $21,016     $ 17,646   $15,235     $34,183
                                                         =======     =======     ========   =======     =======
Ratio of earnings to fixed charges and
   preferred dividends                                       1.2         1.4           (B)      2.2         1.5
                                                         =======     =======     ========   =======     =======

Computation of Pro Forma Ratio of Earnings to
   Fixed Charges and Preferred Dividends

Adjusted earnings/(loss) before
   fixed charges, as above                               $27,878     $28,804     $ (5,231)  $33,744     $51,072
                                                         =======     =======     ========   =======     =======
Total fixed charges and pretax
   basis preferred dividends, as above                   $23,875     $21,016     $ 17,646   $15,235     $34,183
                                                         -------     -------     --------   -------     -------
Pro forma preferred dividends assuming all 'Retains'
   were converted into preferred stock (retained
     earnings allocated to members times the
       maximum dividend rate permitted by law of
         12 percent)                                       4,800       3,997        4,391     4,218       5,325
Add - Adjustments to reflect preferred dividends
   on a pretax basis(1)                                       --          --           --        --          --
                                                         -------     -------     --------   -------     -------
                                                           4,800       3,997        4,391     4,218       5,325
                                                         -------     -------     --------   -------     -------
Pro forma total fixed charges and pretax basis
   preferred dividends                                   $28,675     $25,013     $ 22,037   $19,435     $39,508
                                                         =======     =======     ========   =======     =======
Pro forma ratio of earnings to fixed charges and
   preferred dividends                                        (C)        1.2           (B)      1.7         1.3
                                                         =======     =======     ========   =======     =======
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(A)  Rentals  deemed  representative  of the  interest  factor  included in rent expense.

(B) In fiscal year ended June 26, 1993, the earnings were inadequate by $22,877,000 to cover fixed charges and pretax-basis preferred dividends and by $27,268,000 to cover pro forma total fixed charges and pretax-basis preferred dividends.

(C) In fiscal year ended June 28, 1991, the earnings were inadequate by $797,000 to cover the amount of fixed charges and pretax-basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

(1) As a tax-exempt Cooperative until the acquisition of Curtice-Burns, cash dividends paid were an allowable deduction for computation of taxable income.